UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2013

CSX CORPORATION

(Exact name of registrant as specified in its charter)

Virginia

(State or other jurisdiction of

incorporation or organization)

1-08022	62-1051971
(Commission File No.)	(I.R.S. Employer Identification No.)

500 Water Street, 15th Floor, Jacksonville, FL 32202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

(904) 359-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 7, 2013, the Compensation Committee of the CSX Board of Directors approved and adopted a long-term incentive program that seeks to motivate and reward certain employees. It is comprised of two separate components — Performance Units and Restricted Stock Units (“RSUs”).

The Performance Units were awarded under the CSX 2013-2015 Long Term Incentive Plan (the “Plan”), which is attached hereto as Exhibit 10.1. Payouts of the Performance Units will be based on the achievement of goals related to operating ratio and return on assets (“ROA”) with each measure excluding nonrecurring items as disclosed in the Company’s financial statements. The 2013-2015 cycle will measure cumulative operating ratio and average ROA over an 11-quarter period beginning in the second quarter of 2013 through the fourth of quarter of 2015. Operating ratio and return on assets will each comprise 50% of the total payout opportunity for participants and each will be measured independently of the other.

Operating ratio is defined as annual operating expense divided by annual operating revenue. Return on assets will be calculated using tax-adjusted operating income divided by net property, which is comprised of gross property less accumulated depreciation.

The Performance Units were awarded on May 7, 2013 (May 8, 2013 for Michael J. Ward), and included the following specific target grants for the named executive officers: Michael J. Ward, Chairman of the Board, President and Chief Executive Officer — 224,167; Oscar Munoz, Executive Vice President and Chief Operating Officer of CSX Transportation — 64,048; Clarence W. Gooden, Executive Vice President and Chief Commercial Officer — 64,048; Fredrik J. Eliasson, Executive Vice President and Chief Financial Officer — 64,048; Ellen M. Fitzsimmons, Executive Vice President – Law and Public Affair, General Counsel and Corporate Secretary — 48,036; and Lisa A. Mancini, Senior Vice President and Chief Administrative Officer — 38,429. Potential payouts range from zero to 200% of the target awards depending on Company performance against predetermined goals. Performance Units will be paid out, if at all, in the form of CSX common stock in early 2016. Payouts for certain executive officers are subject to downward adjustment by up to 30% based upon total shareholder return relative to specified comparator groups.

The RSUs were also granted on May 7, 2013 (May 8, 2013 for Michael J. Ward), and included the following specific grants to the named executive officers: Mr. Ward — 74,722; Mr. Munoz — 21,349; Mr. Gooden — 21,349; Mr. Eliasson — 21,349; Ms. Fitzsimmons — 16,012; and Ms. Mancini — 12,810. The RSUs vest in May, 2016, and will be settled by delivery of a number of CSX shares equal to the number of RSUs granted, assuming completion of a three-year restriction period.

On May 7, 2013, the Board of Directors approved a base salary of $1.2 million for Mr. Ward, as well as an annual incentive opportunity equal to 120% of his base salary. The Board also granted Mr. Ward a separate $1.5 million RSU award that vests in May, 2016.

In addition to the Performance Units and RSUs discussed above, the Compensation Committee approved the following compensation for the other named executive officers:

Mr. Munoz: base salary of $750,000 and an annual incentive opportunity of 90% of base salary.

Mr. Gooden: base salary of $650,000 and an annual incentive opportunity of 90% of base salary.

Mr. Eliasson: base salary of $550,000 and an annual incentive opportunity of 90% of base salary.

Ms. Fitzsimmons: base salary of $550,000 and an annual incentive opportunity of 80% of base salary.

Ms. Mancini: base salary of $500,000 and an annual incentive opportunity of 80% of base salary.

In addition, the Compensation Committee approved: (i) a separate $500,000 RSU grant for Mr. Gooden that vests in May, 2016; and (ii) a $500,000 restricted stock grant for Mr. Eliasson that vests in May, 2018.

Item 5.07 Submission of Matters to a Vote of Security Holders.

Item 1:	CSX’s Annual Meeting of Shareholders was held on Wednesday, May 8, 2013. The following thirteen persons were elected to the Board of Directors:

	For	Against	Abstain	Broker Non-Votes	Total
Donna M. Alvarado	701,724,925	11,708,614	3,536,683	149,609,900	866,580,122
John B. Breaux	708,003,308	5,365,647	3,601,267	149,609,900	866,580,122
Pamela L. Carter	709,221,237	4,416,417	3,332,568	149,609,900	866,580,122
Steven T. Halverson	702,093,279	11,451,083	3,425,860	149,609,900	866,580,122
Edward J. Kelly, III	695,920,274	17,839,941	3,210,007	149,609,900	866,580,122
Gilbert H. Lamphere	701,014,948	12,498,333	3,456,941	149,609,900	866,580,122
John D. McPherson	708,293,442	5,320,836	3,355,944	149,609,900	866,580,122
Timothy T. O’Toole	708,034,020	5,914,617	3,021,585	149,609,900	866,580,122
David M. Ratcliffe	709,268,484	4,655,210	3,046,528	149,609,900	866,580,122
Donald J. Shepard	700,283,260	13,300,623	3,386,339	149,609,900	866,580,122
Michael J. Ward	683,017,137	27,216,126	6,736,959	149,609,900	866,580,122
J.C. Watts, Jr.	708,434,626	5,206,518	3,329,078	149,609,900	866,580,122
J. Steven Whisler	701,734,588	12,135,243	3,100,391	149,609,900	866,580,122

Item 2:	Shareholders ratified the appointment of Ernst & Young LLP as CSX’s independent registered public accounting firm for 2013. Stockholders cast 849,402,523 votes for the appointment, 10,509,206 votes against the appointment and abstained from casting 6,668,393 votes on the appointment of the independent registered public accounting firm.

Item 3:	Shareholders approved, on an advisory (non-binding) basis, the compensation of certain executive officers, by the votes set forth in the table below:

For	Against	Abstain	Broker Non-Votes
684,307,934	26,246,066	6,416,222	149,609,900

No other matters were submitted for shareholder action.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as a part of this Report.

Exhibit No.	Description

10.1	CSX 2013-2015 Long-Term Incentive Plan.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSX CORPORATION

By:	/s/ Ellen M. Fitzsimmons
Ellen M. Fitzsimmons Executive Vice President, Law and Public Affairs, General Counsel and Corporate Secretary

Date: May 13, 2013